Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES THIRD QUARTER EARNINGS AND
RAISES ESTIMATE OF CASH GENERATION;
ANTICIPATES CONTINUED GROWTH IN 2022

Highlights

•Net income of $0.96 per diluted share
•Adjusted net income of $1.02 per diluted share
•Achieved record third quarter volume in Dispensing and Specialty Closures
•Achieved highest ever volumes in Metal Containers
•Increased free cash flow guidance to $450 million, or $4.05 per diluted share
•Completed the acquisitions of Gateway and Unicep to further expand Dispensing and Specialty Closures
•Completed the acquisition of Easytech, a European metal ends business, on October 1, 2021

STAMFORD, CT, October 27, 2021 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, today reported third quarter 2021 net income of $106.3 million, or $0.96 per diluted share, as compared to third quarter 2020 net income of $112.9 million, or $1.01 per diluted share.
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SILGAN HOLDINGS
October 27, 2021

Adjusted net income per diluted share for the third quarter of 2021 was $1.02, after adjustments increasing net income per diluted share by $0.06. Adjusted net income per diluted share for the third quarter of 2020 was $1.04, after adjustments increasing net income per diluted share by $0.03. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“We delivered third quarter 2021 adjusted earnings per diluted share of $1.02, which was more than 30 percent above any other third quarter in Company history with the exception of the pandemic driven third quarter of 2020. We were able to sustain performance near the prior year’s record level as demand for many of our products remains exceptionally high. Record volumes in our Dispensing and Specialty Closures and Metal Container segments and tremendous operating performance helped offset unprecedented inflation and continued supply chain and labor challenges, while strong year-to-date volumes in our Custom Container segment remain above pre-pandemic levels,” said Adam Greenlee, President and CEO. “Sustained strong volumes for the beauty, fragrance, food and beverage markets in our Dispensing and Specialty Closures segment were more than offset by the unfavorable impact of significant raw material inflation and the contractual lags in passing these increased costs of over $10 million on to our customers. Our Metal Container segment achieved record volume levels for any quarter in Company history driven primarily by strong seasonal vegetable and pet food markets, but continued to be negatively impacted by higher production costs and inefficiencies resulting from supply disruptions and labor challenges throughout the entire supply chain. Strong operating performance and effective cost controls in our Custom Container segment helped offset lower volumes as compared to the pandemic driven record volumes last year,” continued Mr. Greenlee. “In addition, we would like to welcome our newest employees who join the Silgan team from our recently announced acquisitions. We look forward to successfully integrating these businesses and offering our expanded product portfolio and capabilities to our new and shared customers,” said Mr. Greenlee.

“Given our performance to date and our expectation for continued supply chain and labor challenges during the fourth quarter, we are tightening our estimate of full year 2021 adjusted earnings per diluted share from a range of $3.30 to $3.45 to a range of $3.30 to $3.40, which represents a 9.5 percent increase at the midpoint over record 2020 levels. We are also
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SILGAN HOLDINGS
October 27, 2021

increasing our free cash flow estimate to approximately $450 million from $400 million primarily due to anticipated lower working capital and the utilization of tax benefits from the recent acquisitions. As we begin to look forward to 2022, while early in the process, we anticipate another year of significant earnings growth which is expected to exceed the growth rate in 2021 before including the impact from our recent acquisitions,” concluded Mr. Greenlee.

Net sales for the third quarter of 2021 were $1.65 billion, an increase of $162.6 million, or 10.9 percent, as compared to the same period in the prior year. This increase was the result of higher net sales in all segments.

Income before interest and income taxes for the third quarter of 2021 was $167.9 million, a decrease of $6.1 million, or 3.5 percent, as compared to $174.0 million for the third quarter of 2020, and margins decreased to 10.2 percent from 11.7 percent for the same periods. The decrease in income before interest and income taxes was primarily the result of higher costs attributed to announced acquisitions and lower income in the Dispensing and Specialty Closures segment, partially offset by higher income in the Custom Container segment. Costs attributed to announced acquisitions for the third quarter of 2021 were $4.1 million for the acquisitions of Gateway Plastics and Unicep Packaging in September 2021 and Easytech Closures S.p.A in October 2021. Costs attributed to announced acquisitions were $0.7 million for the third quarter of 2020. Rationalization charges were $2.3 million and $2.5 million in the third quarters of 2021 and 2020, respectively.

Interest and other debt expense for the third quarter of 2021 was $27.0 million, a decrease of $0.7 million as compared to the third quarter of 2020. This decrease was primarily due to lower weighted average interest rates during the current quarter due to lower variable market rates.

The effective tax rates were 24.6 percent and 22.9 percent for the third quarters of 2021 and 2020, respectively. The effective tax rate in the third quarter of 2020 was favorably impacted by an audit period expiration.

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $533.4 million in the third quarter of 2021, an increase of $58.3 million, or 12.3 percent, as compared to $475.1 million in
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SILGAN HOLDINGS
October 27, 2021

the third quarter of 2020. This increase was primarily the result of the pass through of higher raw material and other manufacturing costs, higher unit volumes of approximately 2 percent and favorable foreign currency translation, partially offset by a less favorable mix of products sold. The increase in unit volumes was principally the result of higher volumes for the beauty, fragrance, beverage and food markets as well as the inclusion of the recent acquisition of Gateway Plastics. This increase in unit volumes was partially offset by a decrease in volumes for hygiene and home cleaning products largely due to the ongoing inventory management throughout the supply chain for those products which had surged in 2020 during the pandemic.

Segment income of the Dispensing and Specialty Closures segment for the third quarter of 2021 decreased $4.1 million to $60.1 million, as compared to a record $64.2 million in the third quarter of 2020, and segment income margin decreased to 11.3 percent from 13.5 percent for the same periods. The decrease in segment income was primarily due to the unfavorable impact in the current year period from the delayed pass through of significantly higher resin costs, a less favorable mix of products sold, higher costs associated with labor and supply chain challenges and the negative impact of a $0.9 million charge from the write-up of inventory for purchase accounting related to the acquisition of Gateway Plastics, partially offset by the pass through of other cost increases, plant productivity improvements and higher unit volumes.

Metal Containers
Net sales of the Metal Container segment were $942.1 million for the third quarter of 2021, an increase of $85.4 million, or 10.0 percent, as compared to $856.7 million in the third quarter of 2020. This increase was primarily the result of the pass through of higher raw material and other manufacturing costs and higher unit volumes of approximately 6 percent as compared to the prior year record quarter, partially offset by a higher percentage of smaller cans sold. The increase in unit volumes was due primarily to higher volumes for pet food and seasonal vegetable markets.

Segment income of the Metal Container segment in the third quarter of 2021 was $94.3 million, a decrease of $0.2 million as compared to $94.5 million in the third quarter of 2020, and segment income margin decreased to 10.0 percent from 11.0 percent over the same periods. The decrease in segment income was primarily attributable to operational inefficiencies and higher costs as a result of labor and supply chain challenges and the mix effect of more smaller
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SILGAN HOLDINGS
October 27, 2021

cans sold, mostly offset by higher unit volumes and higher pension income. Rationalization charges were $1.8 million and $1.6 million in the third quarters of 2021 and 2020, respectively.

Custom Containers
Net sales of the Custom Container segment were $175.6 million in the third quarter of 2021, an increase of $18.9 million, or 12.1 percent, as compared to $156.7 million in the third quarter of 2020. This increase was principally due to the pass through of significantly higher raw material costs, a more favorable mix of products sold and favorable foreign currency translation, partially offset by lower volumes of approximately 14 percent as compared to record pandemic driven volumes in the prior year period. The decline in volumes was due primarily to a decrease in volumes for certain consumer health and personal and home care products, partially offset by growth in pet food products.

Segment income of the Custom Container segment in the third quarter of 2021 was $22.7 million, an increase of $0.8 million as compared to $21.9 million in the third quarter of 2020, while segment income margin decreased to 12.9 percent from 14.0 percent over the same periods. The increase in segment income was primarily attributable to strong operating performance and cost controls, partially offset by lower volumes as compared to record pandemic driven volumes in the prior year period and a less favorable mix of products sold.

Nine Months
Net income for the first nine months of 2021 was a record $274.0 million, or $2.47 per diluted share, as compared to net income of $248.6 million, or $2.23 per diluted share, for the first nine months of 2020. Adjusted net income per diluted share for the first nine months of 2021 was a record $2.61, an increase of 6.5 percent as compared to a record $2.45 in the prior year period, after adjustments increasing net income per diluted share by $0.14 for the first nine months of 2021 and by $0.22 for the first nine months of 2020.

Net sales for the first nine months of 2021 increased $542.4 million, or 14.7 percent, to $4.24 billion as compared to $3.70 billion for the first nine months of 2020. This increase was primarily a result of higher unit volumes in each of the Dispensing and Specialty Closures and Metal Container segments, the pass through of higher raw material and other costs, the impact of favorable foreign currency translation and a more favorable mix of products sold in the
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SILGAN HOLDINGS
October 27, 2021

Custom Container segment, partially offset by lower volumes in the Custom Container segment and a higher percentage of smaller cans sold in the Metal Container segment.

Income before interest and income taxes for the first nine months of 2021 was a record $447.4 million, an increase of $40.0 million as compared to the same period in 2020, while margins decreased to 10.6 percent from 11.0 percent for the same periods. The increase in income before interest and income taxes was primarily due to higher unit volumes in the Dispensing and Specialty Closures and Metal Container segments, strong operating performance in all of the segments, lower corporate expenses, higher pension income, a more favorable mix of products sold in the Custom Container segment, the negative impact in the prior year period of a $3.5 million charge from the purchase accounting write-up of inventory of the dispensing operations acquired from Albéa and the inclusion in the prior year period of a $2.8 million charge for a non-commercial legal dispute relating to prior periods in the Custom Container segment. These increases were partially offset by the unfavorable impact in the current year period from the delayed pass through of significantly higher resin costs, higher operating costs largely as a result of labor and supply chain challenges, lower volumes in the Custom Container segment, higher rationalization charges, a higher percentage of smaller cans sold in the Metal Container segment, foreign currency transaction losses and the negative impact of a $0.9 million charge from the purchase accounting write-up of inventory related to the acquisition of Gateway Plastics. Corporate expenses were lower for the first nine months of 2021 primarily as a result of higher acquisition related costs and the one-time plant employee incentive payments incurred in the first nine months of 2020. Costs attributed to announced acquisitions were $4.1 million and $19.0 million in the first nine months of 2021 and 2020, respectively. Rationalization charges were $13.0 million and $7.2 million in the first nine months of 2021 and 2020, respectively.

Interest and other debt expense before loss on early extinguishment of debt for the first nine months of 2021 was $79.9 million, an increase of $2.9 million as compared to the same period in 2020. This increase was primarily due to higher weighted average outstanding borrowings as a result of the acquisition of the dispensing operations of Albéa in June 2020, partially offset by lower weighted average interest rates during the current period due to lower variable market rates. Loss on early extinguishment of debt was $0.9 million and $1.5 million for the first nine months of 2021 and 2020, respectively.
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SILGAN HOLDINGS
October 27, 2021

The effective tax rate for the first nine months of 2021 was 25.3 percent as compared to 24.4 percent for the first nine months of 2020. The effective tax rate for the first nine months of 2020 was favorably impacted by an audit period expiration.

Outlook for 2021
The Company tightened its estimate of adjusted net income per diluted share for the full year of 2021 from a range of $3.30 to $3.45 to a range of $3.30 to $3.40, a 9.5 percent increase at the midpoint of such range over record adjusted net income per diluted share of $3.06 in 2020. In addition, the Company increased its free cash flow estimate for 2021 by 12.5 percent from $400 million to $450 million.

The Company is also providing an estimate of adjusted net income per diluted share for the fourth quarter of 2021 in the range of $0.69 to $0.79, as compared to $0.60 in the fourth quarter of 2020.

The fourth quarter and full year estimate of adjusted net income per diluted share for 2021 excludes the impact from rationalization charges, costs attributed to announced acquisitions, purchase accounting write-up of inventory and loss on early extinguishment of debt and are predicated on the ability to obtain adequate raw material supply and to benefit from the lagged pass through of higher resin costs as these costs are expected to abate.

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the third quarter of 2021 at 11:00 a.m. eastern time on October 27, 2021. The toll free number for the conference call for those in the U.S. and Canada is (888) 204-4368, and the number for international callers is (313) 209-4906. For those unable to listen to the live call, a taped rebroadcast will be available through November 10, 2021. To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820. The pass code for the rebroadcast is 3812715.

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SILGAN HOLDINGS
October 27, 2021

Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $4.9 billion in 2020. Silgan operates 113 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2020 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions, except per share amounts)

	Third Quarter		Nine Months
	2021	2020	2021	2020

Net sales	$1,651.1	$1,488.5	$4,237.8	$3,695.4

Cost of goods sold	1,402.9	1,230.1	3,533.2	3,027.9

Gross profit	248.2	258.4	704.6	667.5

Selling, general and administrative expenses	90.3	91.6	282.1	282.0

Rationalization charges	2.3	2.5	13.0	7.2

Other pension and postretirement income	(12.3)	(9.7)	(37.9)	(29.1)

Income before interest and income taxes	167.9	174.0	447.4	407.4

Interest and other debt expense before loss on early extinguishment of debt	27.0	27.7	79.9	77.0

Loss on early extinguishment of debt	—	—	0.9	1.5

Interest and other debt expense	27.0	27.7	80.8	78.5

Income before income taxes	140.9	146.3	366.6	328.9

Provision for income taxes	34.6	33.4	92.6	80.3

Net income	$106.3	$112.9	$274.0	$248.6

Earnings per share:
Basic net income per share	$0.96	$1.02	$2.48	$2.24
Diluted net income per share	$0.96	$1.01	$2.47	$2.23

Cash dividends per common share	$0.14	$0.12	$0.42	$0.36

Weighted average shares (000's):
Basic	110,465	110,921	110,372	110,895
Diluted	111,197	111,612	111,111	111,460

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

	Third Quarter		Nine Months
	2021	2020	2021	2020
Net sales:
Dispensing and Specialty Closures	$533.4	$475.1	$1,588.4	$1,242.7
Metal Containers	942.1	856.7	2,120.7	1,962.4
Custom Containers	175.6	156.7	528.7	490.3
Consolidated	$1,651.1	$1,488.5	$4,237.8	$3,695.4

Segment income:
Dispensing and Specialty Closures (a)	$60.1	$64.2	$199.6	$168.0
Metal Containers (b)	94.3	94.5	198.5	213.8
Custom Containers (c)	22.7	21.9	74.4	66.9
Corporate (d)	(9.2)	(6.6)	(25.1)	(41.3)
Consolidated	$167.9	$174.0	$447.4	$407.4

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	Sept. 30,	Sept. 30,	Dec. 31,
	2021	2020	2020
Assets:
Cash and cash equivalents	$270.6	$193.8	$409.5
Trade accounts receivable, net	1,033.7	865.4	619.5
Inventories	762.2	678.2	677.5
Other current assets	114.9	84.7	92.6
Property, plant and equipment, net	1,963.3	1,785.8	1,840.8
Other assets, net	3,403.1	2,844.7	2,871.7
Total assets	$7,547.8	$6,452.6	$6,511.6

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,106.8	$957.8	$1,163.5
Current and long-term debt	4,125.8	3,447.8	3,251.3
Other liabilities	858.5	828.1	843.9
Stockholders' equity	1,456.7	1,218.9	1,252.9
Total liabilities and stockholders' equity	$7,547.8	$6,452.6	$6,511.6

(a)Includes rationalization charges of $0.4 million and $0.8 million for the three months ended September 30, 2021 and 2020, respectively, and $5.7 million and $2.2 million for the nine months ended September 30, 2021 and 2020, respectively. Includes a charge for the write-up of inventory for purchase accounting of $0.9 million as a result of the acquisition of Gateway Plastics for the three and nine months ended September 30, 2021 and $3.5 million as a result of the acquisition of the dispensing operations of Albéa for the nine months ended September 30, 2020.
(b)Includes rationalization charges of $1.8 million and $1.6 million for the three months ended September 30, 2021 and 2020, respectively, and $7.1 million and $4.7 million for the nine months ended September 30, 2021 and 2020, respectively.
(c)Includes rationalization charges of $0.1 million for each of the three months ended September 30, 2021 and 2020 and $0.2 million and $0.3 million for the nine months ended September 30, 2021 and 2020, respectively.
(d)Includes costs attributed to announced acquisitions of $4.1 million and $0.7 million for the three months ended September 30, 2021 and 2020, respectively, and $4.1 million and $19.0 million for the nine months ended September 30, 2021 and 2020, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the nine months ended September 30,
(Dollars in millions)

	2021	2020
Cash flows provided by (used in) operating activities:
Net income	$274.0	$248.6
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	186.0	163.5
Rationalization charges	13.0	7.2
Loss on early extinguishment of debt	0.9	1.5
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	(415.3)	(311.0)
Inventories	(78.7)	2.4
Trade accounts payable and other changes, net	14.3	6.3
Net cash (used in) provided by operating activities	(5.8)	118.5

Cash flows provided by (used in) investing activities:
Purchase of businesses, net of cash acquired	(718.4)	(940.9)
Capital expenditures	(173.0)	(165.2)
Other investing activities	2.2	1.1
Net cash (used in) investing activities	(889.2)	(1,105.0)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(47.0)	(40.4)
Changes in outstanding checks - principally vendors	(84.2)	(79.0)
Shares repurchased under authorized repurchase program	—	(6.9)
Net borrowings and other financing activities	893.1	1,101.8
Net cash provided by financing activities	761.9	975.5

Effect of exchange rate changes on cash and cash equivalents	(5.8)	1.0

Cash and cash equivalents:
Net decrease	(138.9)	(10.0)
Balance at beginning of year	409.5	203.8
Balance at end of year	$270.6	$193.8

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and nine months ended September 30,

Table A

	Third Quarter		Nine Months
	2021	2020	2021	2020

Net income per diluted share as reported	$0.96	$1.01	$2.47	$2.23

Adjustments:
Rationalization charges	0.02	0.02	0.09	0.05
Costs attributed to announced acquisitions	0.03	0.01	0.03	0.14
Purchase accounting write-up of inventory	0.01	—	0.01	0.02
Loss on early extinguishment of debt	—	—	0.01	0.01
Adjusted net income per diluted share	$1.02	$1.04	$2.61	$2.45

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended,

Table B

	Fourth Quarter,			Year Ended
	December 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2021	2021	2020	2021	2021	2020

Net income per diluted share as estimated
for 2021 and as reported for 2020	$0.68	$0.78	$0.54	$3.15	$3.25	$2.77

Adjustments:
Rationalization charges	0.01	0.01	0.06	0.10	0.10	0.11
Costs attributed to announced acquisitions	—	—	—	0.03	0.03	0.15
Purchase accounting write-up of inventory	—	—	—	0.01	0.01	0.02
Loss on early extinguishment of debt	—	—	—	0.01	0.01	0.01
Adjusted net income per diluted share
as estimated for 2021 and presented for 2020	$0.69	$0.79	$0.60	$3.30	$3.40	$3.06

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions, the impact from the charge for the write-up of acquired inventory required under purchase accounting and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of the Company's third party transaction fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The write-up of acquired inventory required under purchase accounting is also viewed by management as part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.